UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Rexford Industrial Realty, Inc.
(Exact name of registrant as specified in its charter)

Maryland	46-2024407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025
(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan
(Full title of the plan)

David Lanzer
General Counsel and Secretary
Rexford Industrial Realty, Inc.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90025
(Name and address of agent for service)

(310) 966-1680
(Telephone number, including area code, of agent for service)

Copy to:

Bradley A. Helms, Esq.
Brent T. Epstein, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Tel: (213) 485-1234
Fax: (213) 891-8763

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	4,420,000	$60.82	$268,824,400.00	$29,328.74

(1)Represents an additional 4,420,000 shares of the Registrant’s common stock (“Common Stock”) issuable under the Second Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act by averaging the high and low sales prices of the registrant’s Common Stock as reported by the New York Stock Exchange on July 22, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register the offer and sale of an additional 4,420,000 shares of Common Stock of Rexford Industrial Realty, Inc. (the “Company”) to be issued under the Plan. On April 20, 2018, the Company’s Board of Directors increased the authorized number of shares under the Plan by 1,770,000 shares, which the Company’s stockholders approved on June 11, 2018. On April 14, 2021, the Company’s Board of Directors increased the authorized number of shares under the Plan by 2,650,000 shares, which the Company’s stockholders approved on June 17, 2021. In accordance with Instruction E to Form S-8, this Registration Statement incorporates by reference and makes a part hereof the contents of the Registration Statement on Form S-8 (File No. 333-190074) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 22, 2013 relating to the registration of offers and sales of 2,272,689 shares of Common Stock under the Plan, to the extent not modified or superseded hereby or by any subsequently filed document incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(b) The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2021, January 27, 2021, May 24, 2021, May 27, 2021, June 22, 2021. July 1, 2021 and July 12, 2021.

(d) The Company’s Proxy Statement for the Registrant’s 2021 Annual Meeting of Stockholders, on Schedule 14A, filed with the Commission on April 30, 2021.

(e) The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on July 18, 2013.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that we may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes it to obligate itself and the Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Rexford Industrial Realty, L.P., the partnership of which the Company serves as sole general partner.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered or expects to enter into customary indemnification agreements with each of its directors and executive officers that obligate the Company to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the director or executive officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding (including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement) to which the director or executive officer is, or is threatened to be, or otherwise becomes involved in, as a result of his or her service to the Company, in those or certain other capacities. The indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists. In addition, the indemnification agreements require the Company to advance reasonable expenses actually incurred by or on behalf of the indemnitee within ten days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement reasonably evidences the expenses and is accompanied by:
•a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Company.

We obtained an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date
4.1	Form of Certificate of Common Stock of Rexford Industrial Realty, Inc.	S-11/A	333-88806	4.1	July 15, 2013
5.1+	Opinion of Venable LLP
23.1+	Consent of Ernst & Young LLP
23.2+	Consent of Venable LLP (included in Exhibit 5.1)
24.1+	Power of Attorney (included on signature page to this Registration Statement)
99.1	Second Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan	10-Q	001-36008	10.5	July 27, 2021

___________________ + Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 27, 2021.

REXFORD INDUSTRIAL REALTY, INC.,
a Maryland corporation

By:	/s/ Howard Schwimmer
Name: Howard Schwimmer
Title: Co-Chief Executive Officer

By:	/s/ Michael S. Frankel
Name: Michael S. Frankel
Title: Co-Chief Executive Officer

By:	/s/ Laura E. Clark
Name: Laura E. Clark
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Lanzer his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard Schwimmer	Co- Chief Executive Officer and Director	July 27, 2021
Howard Schwimmer

/s/ Michael S. Frankel	Co- Chief Executive Officer and Director	July 27, 2021
Michael S. Frankel

/s/ Laura E. Clark	Chief Financial Officer	July 27, 2021
Laura E. Clark

/s/ Richard Ziman	Chairman of the Board	July 27, 2021
Richard Ziman

/s/ Robert L. Antin	Director	July 27, 2021
Robert L. Antin

/s/ Diana J. Ingram	Director	July 27, 2021
Diana J. Ingram

/s/ Debra L. Morris	Director	July 27, 2021
Debra L. Morris

/s/ Tyler H. Rose	Director	July 27, 2021
Tyler H. Rose

/s/ Peter Schwab	Director	July 27, 2021
Peter Schwab